COASTAL CARIBBEAN OILS & MINERALS, LTD.

                              N E W S R E L E A S E



                                COASTAL CARIBBEAN
                             OFFERING OVERSUBSCRIBED


     APALACHICOLA, Fla., May 31, 1996 -- Coastal Caribbean Oils & Minerals, Ltd. [Boston: CCO-B; CCO-BN] said it has sold 6.7 million shares of common stock to its shareholders, and that the offering was substantially oversubscribed.

     The Company said the offering, ended two days ago, entitled shareholders to purchase a guaranteed allotment of one new share for every five shares held of record on Apr. 15, at $1.00 per share. Participants also were given the option to subscribe for additional shares on a contingent allotment basis.

     A Coastal Caribbean spokesman said the offering was oversubscribed by approximately 40 percent, with shareholders subscribing for more than 9.5 million shares. Participants should be receiving stock certificates and refund checks in about two weeks, he said, noting that the exact proration factor for contingent shares is not yet known.

     The spokesman further noted that the net proceeds from the offering, approximately $6.4 million, will be used to fund the planned exploration activities and legal expenses of its majority-held subsidiary, Coastal Petroleum Company.

     The unit, which has an 800,000-acre offshore leasehold along Florida's Gulf Coast, is seeking a drilling permit for an exploration program off the Panhandle area; and is involved in protracted litigation with the State of Florida.




                                      -RMB-



                   Contact: James R. Joyce, at (203) 245-7664